Exhibit 10.1

THIS AMENDING AGREEMENT dated effective the 11th day of December 2019

BETWEEN:

SIDNEY CHAN an individual residing at 23H Block III Riviera Garden, Tsuen Wan, New Territories, Hong Kong (the “Lender”)

AND:

ALR TECHNOLOGIES INC. a body corporate duly incorporated pursuant to the laws of the state of Nevada and having its head office at 7400 Beaufont Springs Drive, Suite 300, Richmond, Virginia 23225 (the “Company”)

WHEREAS:

A.	The Lender and the Company entered into a credit agreement on March 6, 2011 (the “Credit Agreement”) as amended by further agreements dated October 24, 2011, June 15, 2012, January 8, 2013, April 1, 2014, May 29, 2015 and July 1, 2016 (the “Amended Credit Agreements”) whereby the Lender agreed to make available to the Company a credit line equal to $8,500,000 for the Company’s operations. The following table provides a summary of the Credit Agreement and subsequent amendments.
Date	Cumulative Borrowing Limit	Notes
March 6, 2011	$2,500,000	Initial Credit Agreement
October 24, 2011	$2,500,000	Amendment to expand use of funds
June 15, 2012	$2,500,000	Amendment to modify related options outstanding
January 8, 2013	$4,000,000	Amendment to increase borrowing limit
April 1, 2014	$5,500,000	Amendment to increase borrowing limit
May 29, 2015	$7,000,000	Amendment to increase borrowing limit
July 1, 2016	$8,500,000	Amendment to increase borrowing limit

B.	The Lender’s spouse and the Company entered into a credit agreement on May 25, 2010 as amended on January 3, 2011 whereby the Lender’s spouse agreed to make available to the Company a credit line equal to $2,000,000 for the Company’s general corporate purposes.
C.	In connection with providing the line of credit and subsequent amendments to the line of credit, the Company has granted:
i)	the Lender the options to acquire 4,250,001,000 shares of common stock of the Company exercisable at $0.002 per share, and
ii)	the Lender’s spouse the option to acquire 720,000,500 shares of common stock of the Company exercisable at $0.002 per share
D.	The Company has fully drawn down the borrowing facilities provided by the Lender and the Lender’s spouse referenced in recitals A and B;

E.	Since the borrowing facilities have been fully drawn down, the Lender has provided approximately $1,200,000 of advances to the Company in excess of the borrowing limit on the $8,5000,000 credit line;

F.	The Company requires additional financing to fund the period to secure pilot programs for its Diabetes Management System product;

G.	The Company and the Lender have agreed to amend the Credit Agreement to increase the borrowing limit on the credit line by $1,800,000 from $8,500,000 to $10,300,000 and incorporate additional terms into the Credit Agreement and Amended Credit Agreements;

H.	In connection with increasing the borrowing limit on the credit line, the Company will grant the Lender the option to acquire 120,000,000 shares of common stock at a price of $0.015 per share for a term of five years, and

I.	The Lender is the Chairman of the Board of Directors and Chief Executive Officer of the Company.

NOW THEREFORE in consideration of the mutual covenants and agreements herein, the parties agree as follows:

1.	The Lender agrees to increase the borrowing limit on the line of credit to ten million three hundred thousand dollars ($10,300,000) of the United States of America;
2.	Amounts advanced by the Lender to the Company in excess of the borrowing limit of $8,500,000 will be deemed to have been advanced under this agreement and will bear interest from the date of advance under the terms of the Credit Agreement;
3.	As additional consideration for the Line of Credit, the Company agrees to grant the Lender the option to acquire 120,000,000 shares of common stock of the Company (the “Option”) on the following terms and conditions:

(a)	each Option will entitle the Lender to acquire one share of capital stock (the “Option Shares”)of the Company at $0.015 per Share (the “Exercise Price”) for five years from the date of this Amending Agreement;

(b)	the Lender may pay the Exercise Price by applying or offsetting unpaid principal and / or accrued interest hereunder;

(c)	The options may be exercised by the Lender by giving notice in writing to the Company of the number of shares in respect of which the options are being exercised and by (i) enclosing a certified cheque for the amount of the option price payable in favour of the Company or (ii) by notifying the Company that a portion of the indebtedness outstanding under the Line of Credit equal to the option price should be applied toward the option price and upon the issuance of the Option Shares, such indebtedness shall be reduced accordingly;

(d)	The Company will reserve in its treasury, sufficient shares to permit the issuance and allotment of shares to the Lender in the event the Option is exercised;

(e)	The Option will be transferable or assignable by the Lender;

(f)	The Option cannot be terminated or cancelled by the Company;

(g)	The Option Shares delivered pursuant to the exercise of the Option may bear a restrictive legend which could restrict the transferability or ability to sell those shares for a period of time in accordance with the rules of applicable securities acts;

(h)	The Lender agrees that the Company’s shares of common stock have not been approved or disapproved by the United States Securities and Exchange Commission, any state securities agency, or any foreign securities agency;

(i)	In the event of any subdivision, consolidation or other change in the share capital of the Company while any portion of the Option is outstanding, the number of shares under option to the Lender and the price thereof will be adjusted, in an equitable manner, in accordance with such subdivision, consolidation or other change in the share capital of the Company. The adjustments, if any, shall be determined by the auditors of the Company whose decision shall be binding on the parties hereto;

(j)	The Lender will complete, execute and deliver to the Company such further documents and assurances as maybe necessary to carry out the terms of the Option;

(k)	The Company shall not issue any shares pursuant to the exercise of the Option unless the exercise of such Option and the issuance and delivery of such shares of common stock complies with all applicable laws, and such issuance may be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exemption from prospectus and registration requirements for the issuance and sale of such Shares. The inability of the Company to obtain from any regulatory body the authority deemed by the Company to be necessary for the lawful issuance and sale of the Optioned Shares, or the unavailability of an exemption from prospectus and registration requirements for the issuance and sale of the Optioned Shares, shall relieve the Company of any liability with respect to the non-issuance or sale of such Optioned Shares. If the terms and conditions of this Amending Agreement do not, in the reasonable opinion of counsel for the Company, comply with all applicable laws, the Company and the Optionee will, within thirty (30) days of a written request execute and deliver an amendment to such terms and conditions, such that the terms and conditions, as amended, will, in the reasonable opinion of counsel for the Company, be in compliance with all Applicable Laws.

4.	All notices or other communications from one party to the other ("Notices") shall be in writing and shall be delivered to the respective addresses of the parties and sent by e-mail with receipt requested to:

i.	If to the Lender :

Sidney Chan

23H Block III Riviera Garden

Tsuen Wan, New Territories

Hong Kong

Email: sidney.chan@alrt.com

ii.      If to the Company:

ALR Technologies Inc.

7400 Beaufont Springs Drive,

Suite 300,

Richmond, Virginia,

United States of America, 23225

Attention: Ken Robulak

Email: ken.robulak@alrt.com

Notice shall be effective on the day following the business day on which it was sent. Either party may give written notice of change of address in the same manner, in which event such notice shall thereafter be given to it as above provided at such changed address.

5.	If any default occurs on any payment due under the Line of Credit, the Company covenants to pay all costs and expenses, including reasonable legal fees, incurred by the Lender in collecting or attempting to collect the indebtedness under this Line of Credit, whether or not any action or proceeding is commenced. None of the provisions hereof and none of the Lender’s rights or remedies hereunder on account of any past or future defaults shall be deemed to have been waived by the Lender’s acceptance of any past due installments or by any indulgence granted by Lender to Company.

6.	The Company waives presentment, protest, demand, notice of protest, notice of dishonor or non-payment of this Line of Credit, and any and all other notices or matters of a like nature, and agrees that it shall remain liable for all amounts due hereunder notwithstanding any extension of time or change in the terms of payment of this Line of Credit or any delay or failure by Lender to exercise any rights hereunder.

7.	No waiver or modification of any of the terms of this Line of Credit shall be valid or binding unless set forth in writing specifically referring to this Line of Credit and signed by the Lender and Company, and then only to the extent specifically set forth therein.

8.	The Credit Agreement, the Amended Credit Agreements and this Amending Agreement shall be governed by and construed in accordance with the laws of the State of New York and the laws of the United States of America applicable therein. This provision will supersede any conflicting provision in the Credit Agreement or the Amended Credit Agreements.

9.	In the event of any conflict between the terms of this Amending Agreement and the terms of the Credit Agreement or the Amended Credit Agreements, the terms within this Amending Agreement will prevail.

10.	The Company, at its expense and at the Lender’s request, shall sign (or cause to be signed) all further documents or do (or cause to be done) all further acts and provide all reasonable assurances as may reasonably be necessary or desirable to give effect to this Line of Credit Agreement.

11.	The Credit Agreement, the Amended Credit Agreements and this Amending Agreement enure to the benefit of and binds the parties’ respective successors and permitted assigns.

12.	This Amending Agreement may be executed in any number of counterparts, which taken together shall form one and the same agreement in writing, and further, this Amending Agreement may be executed and delivered by telecopier or facsimile transmission, scanned email attachment, portable document format (pdf) or other electronic copy, which shall be binding on the Parties as though originally executed and delivered and notwithstanding their date of execution they shall be deemed to be dated as of the date hereof.

13.	Any dispute, controversy or claim arising out of or in relation to the Credit Agreement, the Amended Credit Agreements and this Amending Agreement, including, but not limited to, its existence, legal validity, or interpretation which was not resolved by discussion and negotiation within 30 business days, will be finally settled by a single arbitrator, selected by the Company, in accordance with the rules of the American Arbitration Association. The parties expressly agree to confer upon the arbitrator the powers to fill gaps, cure contractual omissions and to perform all other activities which the arbitrator may deem necessary and desirable for efficient resolution of the dispute. The place of arbitration will be at New York City, in the State of New York, unless otherwise mutually agreed. The parties undertake to fully abide by the award rendered by the arbitrator without delay. Failing timely compliance with the arbitrator`s award, judgment upon the award or any other appropriate procedure may be entered or sought in any court having jurisdiction thereof to secure enforcement of said award. The costs incurred with respect to arbitration will be shared equally by the parties, provided however, that each party will bear the cost of its own experts, evidence, legal fees. Notwithstanding the foregoing, in the discretion of the arbitrator, any award may include legal fees, if the arbitrator expressly determines that the party against whom the award is entered has caused the dispute to be submitted to arbitration in bad faith or as a dilatory tactic.

14.	Except as amended by this Amending Agreement, all other terms and conditions of the Credit Agreement and the Amended Credit Agreement shall remain in force and unaltered.

15.	Nothing in this Amending Agreement is intended to amend, modify or alter the options previously granted to the Lender or the Lender’s Spouse.

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The parties have hereunto caused these presents to be executed as of the day and year first above written.

ON BEHALF OF ALR TECHNOLOGIES INC.

“Sidney Chan”	“Ken Robulak”

Mr. Sidney Chan	Name: Ken Robulak
Member of the Board of Directors

“Alfonso Salas”

Name: Alfonso Salas
Member of the Board of Directors